Exhibit 99

FOR IMMEDIATE RELEASE                       CONTACT:          Stacey Fairbairn
October 3, 1997
(301) 947-7127

sef@tis.com

TRUSTED INFORMATION SYSTEMS, INC. TO ACQUIRE HAYSTACK LABORATORIES, INC.


GLENWOOD, MD--Trusted Information Systems (TIS), Inc. (Nasdaq: TISX) announced today that it will acquire Haystack Laboratories, Inc., a privately held Austin, Texas-based software company. According to Stephen T. Walker, President and CEO of TIS, "Haystack Labs offers the most advanced intrusion detection and monitoring software products available today. This is a niche of computer network security that is integral to our strategy for broadening and evolving our line of products."

TIS will acquire Haystack Labs for an undisclosed number of TIS common shares. The acquisition is subject to final approval of Haystack Labs' shareholders. Walker said the acquisition may be "nominally dilutive" for one or two quarters. "Thereafter, we expect the combination of Haystack Labs products and TIS position in the industry will lead to improved results from both a financial and operational perspective," he said.

Haystack Labs is best known for its industry-leading Stalker(registered trademark)and WebStalker(registered trademark) intrusion detection and monitoring software products. These products allow an enterprise to detect misuse on mission-critical servers, systems, and websites, and identify unauthorized users or activities. Once detected, the software responds to attacks by immediately disabling a logon or killing a process. The software can automatically restore any changes made during the inappropriate actions.

"Haystack Labs is a prime example of a small company in a specialized niche with exceptional technologies that can benefit greatly from TIS' sales and marketing depth," Walker said. Founded in 1989, Haystack Labs sells its products through a direct sales force and a select group of partners, primarily to commercial customers in the financial and telecommunications segments as well as government agencies. Steve Smaha, Haystack Labs founder and Chairman said, "TIS reaches a similar, yet larger customer base than we do, and provides the sales bench strength to give the Stalker products the push they deserve. Customers will benefit because they will be able to turn to a single firm for multi-dimensional solutions that prevent, detect and respond to threats from outside and from within."

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Walker  concurred,  stating "We believe that  multi-dimensional  network and web security is just emerging as a market with enormous growth potential. We are positioning TIS to grow with the market. The acquisition of Haystack Labs is an important step in that effort, and we want it to serve as a role model for future acquisitions."

Walker said that Haystack Labs' operations will remain in Austin, but will be integrated into TIS' existing commercial division.

The Company notes that each of the above forward-looking statements is subject to change, based on various important factors, including, without limitation, changes in the market, new products and announcements from other companies, potential delays in product releases, changes in pricing, technology, and competition from larger, more established competitors. Additional information on the factors that could affect the company's financial results is included in the Company's prospectus, its annual report on Form 10-K, its quarterly reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission.

About Trusted Information Systems

Trusted Information Systems, Inc. is a leading provider of comprehensive security solutions for protection of enterprise-wide networks. Focusing on full service security that enables organizations to take advantage of secure networking, TIS develops, markets, licenses and supports the Gauntlet(R) family of network security solutions the market leader in application gateway firewalls; RecoverKey(R) user-controlled key recovery systems; and the Stalker family of intrusion and misuse detection products. TIS products provide multi-dimensional security prevention, detection, and response for enabling the enterprise to operate securely from the perimeter to the server to the desktop. The Gauntlet Advantage Plus (A+) Program works with select partners to provide users with highly integrated, easy-to-use security solutions for maximizing productivity and minimizing total cost of ownership. TIS performs comprehensive services in the areas of cryptography, security policy management, penetration testing, training, and custom engineering for commercial and government customers. Through TIS Advanced Research and Engineering initiatives, a constant flow of innovative technology is incorporated into practical IT security applications. For more information about TIS and its products, contact TIS at 301-527-9500, or for investor information contact 1-888-854-TISX. Visit the TIS web page at http://www.tis.com.

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